Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-287889) on Form S-3 of our report dated February 20, 2025, with respect to the financial statements of Bitwise 10 Crypto Index Fund, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York

December 4, 2025